Exhibit 10.1

AMENDED AND RESTATED SETTLEMENT AGREEMENT AND RELEASE

This Amended and Restated Settlement Agreement and Release (“Settlement Agreement”) is entered into by and between Richard J. Klein (“Mr. Klein”), Omeros Corporation (“Omeros”), and Gregory A. Demopulos, M.D., (“Dr. Demopulos”) (collectively “the Parties”) as of October 26, 2012 (“Effective Date”).

Recitals

Whereas, the Parties are currently engaged in a lawsuit captioned United States of America, ex. rel. Richard J. Klein v. Omeros Corporation and Gregory Demopulos, No. C09-1342 JCC, currently pending in the United States District Court for the Western District of Washington (the “Lawsuit”), and wish to fully and finally resolve all present, past, and future claims as described herein in Paragraph 4, regardless of whether such claims are or could have been asserted in the Lawsuit,

Whereas, the Parties entered into a Settlement Agreement and Release concerning the Lawsuit executed October 26, 2012 (“Original Agreement”) that omitted certain terms that the Parties deem material,

Whereas, the Parties wish to amend and restate the Original Agreement as the sole expression of their mutual agreement regarding the matters set forth in this Settlement Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, the sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

Agreement

1. Permanent and Binding Resolution. This Settlement Agreement is a permanent and binding accord and resolution of the rights and obligations of the Parties with respect to all matters which are the subject of this Settlement Agreement.

2. Settlement Payment. In consideration of the terms of this Settlement Agreement and the releases set forth herein, Mr. Klein acknowledges that Omeros Corporation paid to Mr. Klein on October 26, 2012 the sum of three million nine hundred forty thousand dollars ($3,940,000) (the “Settlement Payment”) in the form of a brokerage-issued check made payable to Davis Wright Tremaine LLP (“Davis Wright Tremaine”).

The Parties agree that the Settlement Payment shall be allocated as follows:

(a) As payment for claims for wages, the gross sum of Four Hundred Thousand Dollars ($400,000.00) (the “Wage Allocation”), for which an appropriate Form W-2 shall be issued to Mr. Klein by Omeros; and

(b) As non-wage consideration for release of all remaining claims including those for emotional distress and other general damages, the gross sum of Three Million Five Hundred Forty Thousand Dollars ($3,540,000.00), for which an appropriate Form 1099 MISC shall be issued by Omeros to both Mr. Klein and Davis Wright Tremaine.

Davis Wright Tremaine shall hold the Settlement Payment, and not release it or any portion of it to Mr. Klein, until all conditions of this Settlement Agreement are satisfied, specifically including the terms and conditions set forth in Paragraphs 3 and 5 of this Settlement Agreement. Davis Wright Tremaine shall by noon on November 1, 2012 refund to Omeros from the Wage Allocation the sum of $110,424.20 Dollars for Mr. Klein’s applicable income and employment tax withholdings on the Wage Allocation.

3. Notification of Court and Stipulation and Order of Dismissal. On October 26, 2012, Mr. Klein notified the Court that the Parties had reached a settlement, and requested that the trial date be struck.

Upon execution of this Settlement Agreement, the Parties shall file a Stipulation and Order of Dismissal in the form attached as Exhibit A to this Settlement Agreement (“Stipulation”). The Stipulation shall provide that all claims asserted by Mr. Klein, Dr. Demopulos and Omeros are dismissed with prejudice, including for purposes of clarity all claims for wrongful retaliation under Section 3730(h) of the Federal False Claims Act, and without any award of attorneys’ fees or costs to either party, except that all claims asserted by Mr. Klein on behalf of the United States government under Sections 3729 and 3730(b) of the Federal False Claims Act (“qui tam claims”) shall be dismissed without prejudice, and without any award of attorneys’ fees or costs to either party. Davis Wright Tremaine shall not release the Settlement Payment or any portion of it to Mr. Klein until the Court enters an Order dismissing all such claims, but shall disburse funds to Mr. Klein after that date.

4. Mutual Release. In consideration for the promises herein, Mr. Klein hereby releases Omeros and Dr. Demopulos, and Omeros and Dr. Demopulos hereby release Mr. Klein, from the following claims: Any and all past, present and future causes of action, claims, complaints, cross-complaints, counterclaims, affirmative defenses, writs, demands, requests, suits, lawsuits, rights, actions, damages, liens, contracts, debts, accounts, indemnity or defense obligations, agreements, promises, liabilities, judgments, losses, costs, expenses, administrative proceedings, governmental actions or other causes of action or orders, or forbearance of any kind, whether known or unknown, asserted or un-asserted, foreseen or unforeseen, fixed or contingent, direct or indirect, whether in law, equity, admiralty or otherwise, whether or not such claims were alleged in the Lawsuit, that arose at any time prior to the Effective Date of this Settlement Agreement.

The claims Mr. Klein is releasing include, without limitation, any and all claims arising out of or related to his employment with Omeros and/or his separation from employment with Omeros, including claims of wrongful termination, claims of constructive discharge, claims arising out of agreements, representations or policies related to his employment, claims arising under federal, state or local laws or ordinances, claims for violation of public policy, claims of retaliation, claims of failure to assist Mr. Klein in applying for future position openings, claims of failure to hire Mr. Klein for future position openings, claims for wages or compensation of any kind, claims of willful withholding of wages, claims of tortious interference with contract or expectancy, claims of fraud or negligent misrepresentation, claims of breach of privacy, defamation claims, claims of intentional or negligent infliction of emotional distress, claims of unfair labor practices, claims arising out of any claimed right to stock or stock options, claims for attorneys’ fees or costs, claims that he may have or assert based on alleged acts or omissions by Omeros and/or Dr. Demopulos, and any other claims that are based on any alleged legal obligations of Omeros and/or Dr. Demopulos.

The Parties agree that they are each releasing potentially unknown claims, and that they have limited knowledge with respect to some of the claims being released. The Parties understand and agree that this is a full and final release covering all known and unknown, suspected and unsuspected, injuries, debts, claims or damages which have arisen or may have arisen from any matters, acts, omissions, or dealings released. The Parties acknowledge that there is a risk that, after signing this Settlement Agreement, they may learn information that might have affected their decision to enter into this Settlement Agreement, and assume that risk and all other risks of entering into this Settlement Agreement. The Parties agree that this release is fairly and knowingly made, and understand that if any fact with respect to any matter covered in this Settlement Agreement is found hereinafter to be other than or different from the facts believed by them to be true, they expressly accept and assume that this agreement shall be and remain effective, notwithstanding such difference in facts.

The release of claims provided for this Settlement Agreement is not intended to release and does not affect any claims that the United States, its agents or agencies might be able to assert arising out of Omeros’ application for, receipt of, or use of any Anxiety Grant funds, or any reports or communications regarding same, including Phase I and Phase II of the Anxiety Grant.

5. Disclosure of Settlement. Omeros will disclose to the Securities and Exchange Commission on November 1, 2012 that this case has been settled and such disclosure shall include, among other things, the fact that the Lawsuit was resolved in exchange for the Settlement Payment to Mr. Klein.

6. Covenant Not To Sue / Payment of Relator’s Share. Mr. Klein agrees not to seek any personal recovery (of money damages, injunctive relief or otherwise) for the claims he is releasing in this Settlement Agreement, either through any complaint to any governmental agency or otherwise. In the event any governmental agency, including the National Institutes of Health, seeks any recovery from Omeros as a result of Mr. Klein’s conduct or actions as a Relator under the False Claims Act, 31 U.S.C. §§ 3729–3733, Mr. Klein has dismissed all of his claims under the False Claims Act in this Settlement Agreement and will inform the Attorney General that he has no right or claim to a Relator’s share of any action or recovery of funds by the Government or to any attorneys’ fees and, should the Government award him any money as Relator, Mr. Klein will promptly forward such sums, less any taxes owed by Mr. Klein as a result of such an award, to Omeros. Mr. Klein agrees never to start or participate as a party, or encourage or assist, in any lawsuit, complaint, charge, administrative proceeding, or arbitration against Omeros and/or Dr. Demopulos asserting or relating to any of the claims he is releasing in this Settlement Agreement, provided, however, that nothing in this Settlement Agreement is intended to prohibit Mr. Klein from cooperating in any government investigation, testifying as required by law, responding to a subpoena, or obeying a court order.

7. No Future Employment. Mr. Klein represents and confirms that he has no interest in future employment with Omeros or its subsidiaries, agrees not to apply for future employment with Omeros or its subsidiaries, and agrees that Omeros and its subsidiaries have no obligation to consider him for future employment.

8. Response to Inquiries from Potential Employers or Other Parties. Omeros agrees that if Omeros’ executive or senior management, members of its Board of Directors or human resources personnel is contacted regarding Mr. Klein by prospective employers, they will state only that because of a settlement agreement they cannot provide any comment, other than to confirm dates of his employment. Omeros will instruct all other Omeros personnel to direct any such inquiries regarding Mr. Klein to the Omeros General Counsel, who will respond consistently with this paragraph.

9. No Admission of Liability. This Settlement Agreement represents a compromise of disputed claims. All undertakings and agreements in this Settlement Agreement have been agreed to by the Parties solely for the purpose of effectuating a voluntary settlement among them and shall not be deemed to constitute, and are not, an admission or concession by any party for any purpose. Further, in entering into this Settlement Agreement, Omeros, Dr. Demopulos and Mr. Klein affirmatively deny any liability or wrongdoing whatsoever.

10. Confidentiality. Mr. Klein and his attorneys, including Davis Wright Tremaine, will not publicly disclose or otherwise intentionally assist anyone in publicizing the terms of this Settlement Agreement until after the SEC disclosure referenced in Paragraph 5. After that date, nothing in this Settlement Agreement is intended to restrict Mr. Klein from disclosing the terms of this Settlement Agreement to others, including but not limited to prospective employers or discussing this Settlement Agreement or its terms with prospective employers, friends, family, and acquaintances.

11. Construction of Settlement Agreement. This Settlement Agreement is the jointly drafted product of arms-length negotiations between the Parties with the benefit of advice from counsel, and the Parties agree that it shall be so construed. As such, no Party will claim that any ambiguity in this Settlement Agreement shall be construed as a matter of presumption against the other Party in the event of any dispute arising between them in connection with it.

12. Remedies. If any Party breaches this Settlement Agreement, and a lawsuit is filed as a result, the prevailing party shall be entitled to its reasonable attorneys’ fees and litigation expenses from the losing Party in that lawsuit.

13. Return of Documents. Within 10 days of the Court’s entry of the Stipulation and Order of Dismissal provided for above, Mr. Klein will destroy or return all hard copy and electronic documents (as the term “documents” is defined in the Federal Rules of Civil Procedure) that he copied prior to or after his employment separation from Omeros, and will cause his attorneys to destroy all hard copy and electronic documents of such documents that were not produced to Omeros during the course of litigation. Mr. Klein represents, warrants, and agrees that he has not disclosed and will not disclose the documents to anyone other than his attorneys and the Court and that he will not otherwise make use of any of the copied documents prior to returning or destroying them. Mr. Klein and Davis Wright Tremaine will certify within 15 days of their return or destruction of documents that they have complied with this provision of this Settlement Agreement.

14. Miscellaneous.

(1) This Settlement Agreement may be executed in counterparts or by facsimile, each of which shall be deemed an original, and which together shall constitute one and the same instrument and agreement.

(2) This Settlement Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without regard to the conflict of law provisions thereof.

(3) Any dispute arising from or relating to this Settlement Agreement shall be tried only in the state or federal courts situated in King County, Washington. The Parties consent to venue in those courts, and agree that those courts shall have personal and subject matter jurisdiction in any such action.

(4) This Settlement Agreement constitutes the entire agreement and understanding between the Parties with respect to its subject matter and supersedes all prior and contemporaneous oral and written agreements and understandings relating to its subject matter including, without limitation, the Original Agreement. Each of the Parties covenants that it has not entered into this Settlement Agreement as a result of any representation, warranty, agreement, promise or inducement other than as may be specifically provided herein.

The Parties acknowledge that they have consulted with their respective counsel in connection with this Settlement Agreement, and that they know the contents thereof, and are authorized to enter into this Settlement Agreement.

Signed by Richard J. Klein this 1st day of November, 2012. Richard J. Klein: /s/ Richard J. Klein
Signed on behalf of Omeros Corporation by Gregory A. Demopulos, M.D., its Chairman & CEO this 31st day of October, 2012. On behalf of Omeros Corporation: /s/ Gregory A. Demopulos

Signed by Gregory A. Demopulos, M.D. this 31st day of October, 2012.

Gregory A. Demopulos, M.D.:	/s/ Gregory A. Demopulos